Exhibit 23.3

Data & Consulting Services Division of Schlumberger Technology Corporation 1310 Commerce Drive Park Ridge 1 Pittsburgh, PA 15275-1011 Tel: 412-787-5403 Fax: 412-787-2906

CONSENT OF SCHLUMBERGER DATA & CONSULTING SERVICES

We hereby consent to the use of our report dated July 2005 relating to the proved oil and gas reserves of CNX Gas Corporation (the “Company”) as of March 31, 2005 and to the use of our reports containing proved oil and gas reserves for the years ended December 31, 2004, 2003 and 2002, and to the information derived from such reports and to the reference to this firm as an expert in the Form S-8 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Schlumberger Data & Consulting Services, nor any of its employees had, or now has, a substantial interest in the Company or any of its subsidiaries, as a holder or its securities, promoter, underwriter, voting trustee, director, officer or employer.

Sincerely,

/s/ JOSEPH H. FRANTZ, JR.
Joseph H. Frantz, Jr.
Consulting and Solutions Services Operations Manager US Land East-North

Pittsburgh, Pennsylvania

February 1, 2006